  Exhibit 99.01

ACM Research Reports First Quarter 2019 Results

FREMONT, California, May 7, 2019 (Globe Newswire) – ACM Research, Inc. (“ACM” or the “Company”) (NASDAQ:ACMR), a provider of single-wafer wet cleaning equipment used by manufacturers of advanced semiconductors, today reported financial results for its first fiscal quarter ended March 31, 2019.

ACM’s President and Chief Executive Officer Dr. David Wang commented, “Business momentum continued, and we executed well relative to our expectations. We delivered solid revenue growth and profitability, and we introduced two new electrochemical plating products. First quarter results demonstrate the competitive strength of our technical expertise, product differentiation and production scale. All of our products, from SAPS, TEBO and Tahoe to our new Ultra ECP products, incorporate our innovative and differentiated technologies, which we have committed to continuously develop to exceed the expectations of our customers.”

Dr. Wang continued, “As we look ahead to the remainder of 2019, we are excited by our business prospects and are committed to continuing to gain market share with new products, new customers, and more production steps. We are executing our strategy, and remain focused on achieving our vision of becoming a major player in the semiconductor equipment market.”

Operating Highlights

●
Shipments. Total shipments in the first quarter of 2019 were $14 million, versus $10 million in the first quarter of 2018. Shipments include deliveries for revenue in the quarter and deliveries of systems awaiting customer acceptance for potential revenue in future quarters.

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Ultra-C Tahoe. ACM delivered its first Ultra-C Tahoe evaluation tool to an important strategic customer in January of 2019. Evaluation of this first tool is on schedule. The Ultra-C Tahoe tool incorporates innovative and patented technology to deliver high cleaning performance, but uses 10% or less of the sulfuric acid typically consumed by conventional high temperature single wafer cleaning tools.

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New Product Introduction. ACM introduced two electro-plating products at SEMICON China in March of 2019 - Ultra ECP AP and Ultra ECP MAP. Ultra ECP AP is a back-end assembly tool used for bumping, or applying copper, tin and nickel to wafers at the die level before packaging. Ultra ECP MAP is used in front-end wafer fabrication processes and designed to deliver world-class electrochemical copper plating for advanced copper interconnect applications. Both ECP tools offer significant performance advantages relative to available competitive products, including greater performance, increased flexibility, and improved cycle times.

Financial Summary

	Three Months Ended March 31,
	GAAP		Non-GAAP(1)
	2019	2018	2019	2018
	(dollars in thousands, except per share data)
Revenue	$20,479	$9,743	$20,479	$9,743
Gross margin(2)	43.1%	52.6%	43.2%	52.7%
Income from operations(2)	$2,251	$(1,904)	$2,995	$271
Net income attributable to ACM Research, Inc.(2)	$1,857	$(2,780)	$2,601	$(605)
Basic EPS(2)	$0.12	$(0.18)	$0.16	$(0.04)
Diluted EPS(2)	$0.10	$(0.18)	$0.14	$(0.04)

(1)
Reconciliations to U.S. generally accepted accounting principles (“GAAP”) financial measures from non-GAAP financial measures are presented below under “Reconciliation of GAAP to Non-GAAP Financial Measures.”
(2)
Non-GAAP financial measures exclude stock-based compensation.

The following figures refer to the first quarter of 2019, unless noted otherwise. All comparisons are with the first quarter of 2018, unless otherwise noted.

●
Revenue increased 110% to $20.5 million, due to an increased volume of tools shipped for revenue and higher prices associated with these tools. Revenue for the first quarter included repeat shipments, and several customer acceptances of tools shipped in previous quarters.

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Gross margin was 43.1%, compared to 52.6% in the first quarter of 2018. Gross margin was within the range of 40.0% to 45.0% set forth in the Company’s long-term business model. Gross margin in the year-ago period was elevated due to a concentrated mix of higher-margin SAPS-II tools. The Company expects gross margin to continue to vary from period to period due to a variety of factors, such as sales volume and product mix.

●
Operating expenses were $6.6 million, a decrease of 6%. Non-GAAP operating expenses, which remove stock-based compensation, were $5.9 million, up 21%. Non-GAAP operating expenses as a percent of revenue decreased to 29%, compared to 50% in the first quarter of 2018.

●
Net income was $1.9 million, compared to a net loss of $2.8 million in the first quarter of 2018. Non-GAAP net income was $2.6 million, compared to a non-GAAP net loss of $0.6 million in the first quarter of 2018.

●
Net income per diluted share was $0.10, versus a net loss of $0.18 in the first quarter of 2018. Non-GAAP net income per diluted share was $0.14, versus a net loss of $0.04 in the first quarter of 2018.

●
Cash and equivalents at quarter-end were $27.4 million, up from $27.1 million at the end of the fourth quarter of 2018 and $15.2 million at the end of the first quarter of 2018.

Outlook

For fiscal year 2019, the Company continues to expect revenue to be approximately $100 million.

Conference Call Details

A conference call to discuss results will be held on Thursday, May 8, 2019, at 8:00 a.m. Eastern Time (8:00 p.m. China Time). Dial-in details for the call are as follows. Please reference conference ID 6982685.

	Phone Number	Toll-Free Number
United States	+1 (845) 675-0437	+1 (866) 519-4004
Hong Kong	+852 3018 6771	+852 8009 06601
Mainland China	+86 (800) 819 0121
+86 (400) 620 8038
Other International	+65 6713 5090

A recording of the webcast will be available on the investor page of the ACM website at www.acmrcsh.com for one week following the call.

Use of Non-GAAP Financial Measures

ACM presents non-GAAP gross margin, operating income, net income (loss), and basic and diluted earnings per share as supplemental measures to GAAP financial measures regarding ACM’s operational performance. These supplemental measures exclude the impact of stock-based compensation, which ACM does not believe is indicative of its core operating results. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided below under “Reconciliation of Non-GAAP to GAAP Financial Measures.”

ACM believes these non-GAAP financial measures are useful to investors in assessing its operating performance. ACM uses these financial measures internally to evaluate its operating performance and for planning and forecasting of future periods. Financial analysts may focus on and publish both historical results and future projections based on the non-GAAP financial measures. ACM also believes it is in the best interests of investors for ACM to provide this non-GAAP information.

While ACM believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures may not be reported by competitors, and they may not be directly comparable to similarly titled measures of other companies due to differences in calculation methodologies. The non-GAAP financial measures are not an alternative to GAAP information and are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. They should be used only as a supplement to GAAP information and should be considered only in conjunction with ACM’s consolidated financial statements prepared in accordance with GAAP.

Forward-Looking Statements

Information presented in the second and third paragraphs of this press release and under the heading “Outlook” above contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from ACM’s expectations based on a number of risks and uncertainties, including but not limited to the following: anticipated customer orders or identified market opportunities may not grow or develop as anticipated; customer orders already received may be postponed or canceled; suppliers may not be able to meet ACM’s demands on a timely basis; volatile global economic, market, industry and other conditions could result in sharply lower demand for products containing semiconductors and for the company's products and in disruption of capital and credit markets; ACM’s failure to successfully manage its operations; and trade regulations, currency fluctuations, political instability and war may materially adversely affect ACM due to its substantial non-U.S. customer and supplier base and its substantial non-U.S. manufacturing operations. ACM cannot guarantee any future results, levels of activity, performance or achievements. ACM expressly disclaims any obligation to update forward-looking statements after the date of this press release.

About ACM Research, Inc.

ACM develops, manufactures and sells single-wafer wet cleaning equipment, which semiconductor manufacturers can use in numerous manufacturing steps to remove particles, contaminants and other random defects, and thereby improve product yield, in fabricating advanced integrated circuits.

© ACM Research, Inc. The ACM logo, SAPS, TEBO and ULTRA C are trademarks of ACM Research, Inc. For convenience, these trademarks appear in this press release without ™ symbols, but that practice does not mean that ACM will not assert, to the fullest extent under applicable law, its rights to the trademarks. This press release also contains other companies’ trademarks, registered marks and trade names, which are the property of those companies.

For investor and media inquiries, please contact:

In the United States:	The Blueshirt Group
Ralph Fong +1 (415) 489-2195 ralph@blueshirtgroup.com

In China:	The Blueshirt Group Asia
Gary Dvorchak, CFA +86 (138) 1079-1480 gary@blueshirtgroup.com

ACM RESEARCH, INC.
Condensed Consolidated Balance Sheets

	March 31, 2019	December 31, 2018
	(unaudited)
	(in thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$27,367	$27,124
Accounts receivable, less allowance for doubtful accounts of $0 as of March 31, 2019 and $0 as of December 31, 2018	25,070	24,608
Other receivables	2,982	3,547
Inventories	42,253	38,764
Prepaid expenses	1,833	1,985
Total current assets	99,505	96,028
Property, plant and equipment, net	3,719	3,708
Operating lease right-of-use assets, net	4,787	-
Intangible assets, net	263	274
Deferred tax assets	1,669	1,637
Investment in affiliates, equity method	1,476	1,360
Other long-term assets	-	40
Total assets	$111,419	$103,047
Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	12,829	9,447
Accounts payable	13,333	16,673
Advances from customers	8,469	8,417
Income taxes payable	1,228	1,193
Other payables and accrued expenses	11,834	10,410
Current portion of operating lease liability	1,326	-
Total current liabilities	49,019	46,140
Long-term operating lease liability	3,462	-
Other long-term liabilities	3,296	4,583
Total liabilities	55,777	50,723
Commitments and contingencies
Stockholders’ equity:
Common stock – Class A, par value $0.0001: 100,000,000 shares authorized as of March 31, 2019 and December 31, 2018. 14,176,690 shares issued and outstanding as of March 31, 2019 and 14,110,315 shares issued and outstanding as of December 31, 2018	1	1
Common stock–Class B, par value $0.0001: 7,303,533 shares authorized as of March 31, 2019 and December 31, 2018. 1,898,423 shares issued and outstanding as of March 31, 2019 and 1,898,423 shares issued and outstanding as of December 31, 2018	-	-
Additional paid in capital	57,371	56,567
Accumulated deficit	(1,530)	(3,387)
Accumulated other comprehensive loss	(200)	(857)
Total stockholders’ equity	55,642	52,324
Total liabilities and stockholders’ equity	$111,419	$103,047

ACM RESEARCH, INC.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

	Three Months Ended March 31,
	2019	2018
	(unaudited)
	( In thousands, except share and per share data)
Revenue	$20,479	$9,743
Cost of revenue	11,653	4,621
Gross profit	8,826	5,122
Operating expenses:
Sales and marketing	1,869	1,855
Research and development	2,765	1,541
General and administrative	1,941	3,630
Total operating expenses, net	6,575	7,026
Income (loss) from operations	2,251	(1,904)
Interest income	9	3
Interest expense	(139)	(103)
Other expense, net	(261)	(755)
Equity income in net income of affiliates	116	1
Income (loss) before income taxes	1,976	(2,758)
Income tax expense	(119)	(22)
Net income (loss)	$1,857	$(2,780)
Comprehensive income (loss):
Net income (loss)	1,857	(2,780)
Foreign currency translation adjustment	657	705
Total comprehensive income (loss)	$2,514	$(2,075)

Net income (loss) per common share :
Basic	$0.12	$(0.18)
Diluted	$0.10	$(0.18)

Weighted average common shares outstanding used in computing per share amounts:
Basic	16,044,655	15,383,086
Diluted	18,225,317	15,383,086

ACM RESEARCH, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

As described under “Use of Non-GAAP Financial Measures” above, ACM presents non-GAAP gross margin, operating income and net income (loss) as supplemental measures to GAAP financial measures, each of which excludes stock-based compensation (“SBC”) from the equivalent GAAP financial line items. The following table reconciles gross margin, operating income and net income (loss) to the related non-GAAP financial measures:

	Three Months Ended March 31,
	2019			2018
	Actual		Adjusted	Actual		Adjusted
	(GAAP)	SBC	(Non-GAAP)	(GAAP)	SBC	(Non-GAAP)
	(in thousands)

Revenue	$20,479	$-	$20,479	$9,743	$-	$9,743
Cost of revenue	(11,653)	(30)	(11,623)	(4,621)	(8)	(4,613)
Gross profit	8,826	(30)	8,856	5,122	(8)	5,130
Operating expenses:
Sales and marketing	(1,869)	(34)	(1,835)	(1,855)	(34)	(1,821)
Research and development	(2,765)	(86)	(2,679)	(1,541)	(27)	(1,514)
General and administrative	(1,941)	(594)	(1,347)	(3,630)	(2,106)	(1,524)
Income (Loss) from operations	$2,251	$(744)	$2,995	$(1,904)	$(2,175)	$271
Net income (loss)	$1,857	$(744)	$2,601	$(2,780)	$(2,175)	$(605)